Exhibit 99.1
IBEX Announces Third Quarter of Fiscal Year 2024 Financial Results with Record Performance
WASHINGTON, DC— May 9, 2024 —IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its third fiscal quarter ended March 31, 2024.

“Our third quarter fiscal 2024 results were one of the strongest in our history, with record levels of adjusted EBITDA margin and adjusted EPS” commented Bob Dechant, CEO of ibex. “For the quarter, our adjusted EBITDA was $19.2 million, resulting in record 15.1% adjusted EBITDA margin and $0.70 adjusted EPS. Additionally, we continued to make great progress on the new logo front, winning three new clients in the quarter, totaling 15 year-to-date versus eight logos in the prior year-to-date period. I am proud of the performance and execution of our team,” added Dechant.

“Strategically, we intend to be at the leading edge of the transformation from traditional live agents to a business that also offers AI virtual agents and automated interactions to resolve certain customer contacts. We are creating disruptive solutions for automation of customer contacts, including language translation that will redefine the customer experience business model, drive significant cost savings for our clients, and go well beyond our current BPO services. We are doing so by establishing key tech partnerships to deliver generative AI based contact automation, language translation, and QA automation. Our early sales and marketing efforts have yielded several pilots and over 35 pipeline opportunities to date, with many already in the later stage. We are excited by the future growth opportunities this industry evolution creates for ibex.”

“With the confidence in our business and our ability to generate strong free cash flow, the ibex board of directors have authorized a new Share Repurchase Plan for up to $30 million over the next 12 months,” added Dechant.

Third Quarter 2024 Key Highlights
•Three new client relationships won across HealthTech and new emerging Technology companies this quarter, totaling fifteen for the year-to-date compared to eight in the prior year-to-date period.
GAAP Financials:
•Third quarter revenue of $126.8 million declined 3.6% from the prior year quarter.
•Net income of $10.3 million compared to $11.3 million in the prior year quarter. Net income margin decreased to 8.1% from 8.6% in the prior year quarter.
•Diluted earnings per share decreased to $0.57 from $0.59 in the prior year quarter.
Non-GAAP Financial Measures:
•Adjusted net income increased to $12.6 million from $11.7 million in the prior year quarter.
•Adjusted earnings per share increased to $0.70 from $0.61 in the prior year quarter.
•Adjusted EBITDA increased to $19.2 million from $18.8 million in the prior year quarter. Adjusted EBITDA margin increased to 15.1% from 14.3% in the prior year quarter.
Other Metrics:
•Repurchased 501,549 shares at a total cost of $8.1 million in the third quarter for a total of 1,124,876 shares during fiscal year 2024.

Third Quarter Financial Performance
Revenue
•Revenue was $126.8 million, compared to $131.6 million in the prior year quarter, a decrease of 3.6%. Revenues were impacted primarily by the conclusion of a short-term client project in the third and fourth quarters of fiscal year 2023, lower volumes in certain verticals and the year over year shift of delivery from onshore to offshore regions.
•Growth in our Retail & E-Commerce and Travel, Transportation & Logistics verticals partially offset the above-mentioned revenue declines in our FinTech and Telecommunications verticals.
Net Income and Earnings Per Share
•Net income was $10.3 million compared to $11.3 million in the prior year quarter. Diluted earnings per share decreased to $0.57 from $0.59 in the prior year quarter.
•Net income margin decreased to 8.1% from 8.6% in the prior year quarter.
•Non-GAAP adjusted net income increased to $12.6 million from $11.7 million in the prior year quarter. Non-GAAP adjusted diluted earnings per share increased to $0.70 from $0.61 in the prior year quarter (see Exhibit 1 for reconciliation). The increase per share was primarily attributable to the impact of improved operating margins, lower share count, and a lower tax rate.
Adjusted EBITDA
•Adjusted EBITDA increased to $19.2 million from $18.8 million in the prior year quarter (see Exhibit 2 for reconciliation) driven by higher operating margins and cost optimization efforts undertaken during the quarter.
•Adjusted EBITDA margin increased to 15.1% from 14.3% in the prior year quarter (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Net cash provided by operating activities decreased to $11.4 million from $13.6 million in the prior year quarter.
•Capital expenditures decreased to $1.7 million from $3.7 million in the prior year quarter, as we leveraged our capacity built out in prior years.
•Free cash flow of $9.7 million, consistent with $9.8 million in the prior year quarter (see Exhibit 3 for reconciliation).
•Cash and cash equivalents was $50.7 million as of March 31, 2024, compared to cash and cash equivalents of $57.4 million as of June 30, 2023, driven primarily by the share repurchase program.
•Net cash position was $49.3 million as of March 31, 2024, compared to $56.4 million as of June 30, 2023 (see Exhibit 4 for reconciliation).

“Our record adjusted EBITDA margin and adjusted EPS was a result of margin improvements across all our regions and the continued growth of our high margin services and geographies. We accomplished these results while continuing to invest in advanced AI capabilities to accelerate future revenue growth. In addition, we had another strong quarter of generating Free Cash Flow,” said Taylor Greenwald, CFO of ibex.

“We remain confident in our strategy to drive growth in our higher margin offshore regions, accelerated by new client wins, and to realize cost savings through optimizing our site footprint that will continue to drive high-performing adjusted EBITDA margins in the years ahead.”

“As a result of our efforts, we anticipate delivering full year results near the mid-point of our adjusted EBITDA margin guidance while revenue will be near the lower end of the guidance provided last quarter. We are also improving our previous capital expenditures guidance as we continue to carefully manage our capacity utilization.”

Fiscal Year 2024 Guidance
•     Fiscal year 2024 revenue between $505 to $510 million.
•Adjusted EBITDA margin of approximately 12-13%.
•     Capital expenditures revised downward to $10 to $13 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its third quarter of fiscal year 2024 financial results at 4:30 p.m. Eastern Time today, May 9, 2024. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.
Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.
ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA margin to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains or losses, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; geopolitical conditions, including developing or ongoing conflicts; our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; the impact of tax matters, including new legislation and actions by taxing authorities; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, Senior Director PR and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2024	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$50,665	$57,429
Accounts receivable, net	103,317	86,364
Prepaid expenses	5,885	6,616
Due from related parties	164	43
Tax advances and receivables	9,133	5,965
Other current assets	2,187	2,190
Total current assets	171,351	158,607

Non-current assets
Property and equipment, net	31,465	41,151
Operating lease assets	62,157	70,919
Goodwill	11,832	11,832
Deferred tax asset, net	3,998	4,585
Other non-current assets	8,782	6,230
Total non-current assets	118,234	134,717
Total assets	$289,585	$293,324

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$17,538	$18,705
Accrued payroll and employee-related liabilities	30,791	29,360
Current deferred revenue	5,396	6,413
Current operating lease liabilities	13,073	13,036
Current maturities of long-term debt	585	413
Due to related parties	61	2,314
Income taxes payable	3,320	3,020
Total current liabilities	70,764	73,261

Non-current liabilities
Non-current deferred revenue	1,302	1,383
Non-current operating lease liabilities	55,660	64,854
Long-term debt	820	600
Other non-current liabilities	1,728	3,262
Total non-current liabilities	59,510	70,099
Total liabilities	130,274	143,360

Stockholders' equity
Common stock	2	2
Additional paid-in capital	209,062	204,734
Treasury stock	(22,233)	(3,682)
Accumulated other comprehensive loss	(6,552)	(6,312)
Accumulated deficit	(20,968)	(44,778)
Total stockholders' equity	159,311	149,964
Total liabilities and stockholders' equity	$289,585	$293,324

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenue	$126,795	$131,557	$384,038	$398,687

Cost of services (exclusive of depreciation and amortization presented separately below)	87,083	91,693	271,163	287,636
Selling, general and administrative	23,565	22,139	71,462	64,946
Depreciation and amortization	4,865	4,674	14,853	13,933
Total operating expenses	115,513	118,506	357,478	366,515

Income from operations	11,282	13,051	26,560	32,172

Interest income	431	205	1,529	391
Interest expense	(124)	(105)	(339)	(553)
Income before income taxes	11,589	13,151	27,750	32,010

Provision for income tax expense	(1,279)	(1,872)	(3,940)	(4,938)
Net income	$10,310	$11,279	$23,810	$27,072

Other comprehensive income / (loss)
Foreign currency translation adjustments	$(288)	$(1,039)	$(310)	$(2,162)
Unrealized (loss) / gain on cash flow hedging instruments, net of tax	(131)	216	70	769
Total other comprehensive loss	(419)	(823)	(240)	(1,393)
Total comprehensive income	$9,891	$10,456	$23,570	$25,679

Net income per share
Basic	$0.59	$0.62	$1.33	$1.49
Diluted	$0.57	$0.59	$1.29	$1.44

Weighted average common shares outstanding
Basic	17,468	18,230	17,880	18,179
Diluted	18,036	19,065	18,458	18,861

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,310	$11,279	$23,810	$27,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,865	4,674	14,853	13,933
Noncash lease expense	3,386	3,673	9,908	10,946
Warrant contra revenue	299	260	893	856
Deferred income tax	290	1,512	586	3,018
Share-based compensation expense	466	1,318	2,741	3,973
Allowance of expected credit losses	56	(12)	62	105
Impairment losses	1,257	—	1,257	—
Gain on sale of subsidiaries	—	(246)	—	(246)
Change in assets and liabilities:
Decrease / (increase) in accounts receivable	1,395	426	(16,941)	(17,846)
(Increase) / decrease in prepaid expenses and other current assets	(3,158)	(981)	(5,350)	2,242
Decrease in accounts payable and accrued liabilities	(2,880)	(4,795)	(2,336)	(6,077)
Decrease in deferred revenue	(1,399)	184	(1,098)	(2,721)
Decrease in operating lease liabilities	(3,456)	(3,723)	(9,907)	(10,831)
Net cash inflow from operating activities	11,431	13,569	18,478	24,424

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,691)	(3,725)	(6,635)	(15,231)
Cash outflow from sale of subsidiaries, net of cash received	—	(85)	—	(85)
Net cash outflow from investing activities	(1,691)	(3,810)	(6,635)	(15,316)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	57	4,076	153	43,390
Repayments of line of credit	(57)	(8,241)	(205)	(54,541)
Repayment of debt	—	(271)	—	(3,795)
Proceeds from the exercise of options	351	618	362	1,827
Principal payments on finance leases	(138)	(87)	(342)	(353)
Purchase of treasury shares	(8,277)	—	(18,551)	(276)
Net cash outflow from financing activities	(8,064)	(3,905)	(18,583)	(13,748)
Effects of exchange rate difference on cash and cash equivalents	(27)	(260)	(24)	(515)
Net increase / (decrease) in cash and cash equivalents	1,649	5,594	(6,764)	(5,155)
Cash and cash equivalents, beginning	49,016	38,082	57,429	48,831
Cash and cash equivalents, ending	$50,665	$43,676	$50,665	$43,676

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income and adjusted earnings per share

We define adjusted net income as net income before the effect of the following items: non-recurring expenses (including legal and settlement costs), severance costs, impairment losses, warrant contra revenue, foreign currency gains or losses, gain on sale of subsidiaries, and share-based compensation expense, net of the tax impact of such adjustments. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

($000s, except per share amounts)	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net income	$10,310	$11,279	$23,810	$27,072
Net income margin	8.1%	8.6%	6.2%	6.8%

Non-recurring expenses	—	84	—	876
Severance costs	1,506	—	1,506	—
Impairment losses	1,257	—	1,257	—
Warrant contra revenue	299	260	893	856
Foreign currency gains	(471)	(325)	(571)	(422)
Gain on sale of subsidiaries	—	(246)	—	(246)
Share-based compensation expense	466	1,318	2,741	3,973
Total adjustments	$3,057	$1,091	$5,826	$5,037
Tax impact of adjustments[1]	(809)	(696)	(1,480)	(1,406)
Adjusted net income	$12,558	$11,674	$28,156	$30,703
Adjusted net income margin	9.9%	8.9%	7.3%	7.7%

Diluted earnings per share	$0.57	$0.59	$1.29	$1.44
Per share impact of adjustments to net income	0.12	0.02	0.24	0.19
Adjusted earnings per share	$0.70	$0.61	$1.53	$1.63

Weighted average diluted shares outstanding	18,036	19,065	18,458	18,861
1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: non-recurring expenses (including legal and settlement costs), severance costs, impairment losses, interest income, warrant contra revenue, foreign currency gains or losses, gain on sale of subsidiaries, and share-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue. The following table provides a reconciliation of net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three Months Ended March 31,		Nine Months Ended March 31,
($000s)	2024	2023	2024	2023
Net income	$10,310	$11,279	$23,810	$27,072
Net income margin	8.1%	8.6%	6.2%	6.8%

Interest expense	124	105	339	553
Income tax expense	1,279	1,872	3,940	4,938
Depreciation and amortization	4,865	4,674	14,853	13,933
EBITDA	$16,578	$17,930	$42,942	$46,496
Non-recurring expenses	—	84	—	876
Severance costs	1,506	—	1,506	—
Impairment losses	1,257	—	1,257	—
Interest income	(431)	(205)	(1,529)	(391)
Warrant contra revenue	299	260	893	856
Foreign currency gains	(471)	(325)	(571)	(422)
Gain on sale of subsidiaries	—	(246)	—	(246)
Share-based compensation expense	466	1,318	2,741	3,973
Adjusted EBITDA	$19,204	$18,816	$47,239	$51,142
Adjusted EBITDA margin	15.1%	14.3%	12.3%	12.8%

EXHIBIT 3: Free cash flow

We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three Months Ended March 31,		Nine Months Ended March 31,
($000s)	2024	2023	2024	2023
Net cash provided by operating activities	$11,431	$13,569	$18,478	$24,424
Less: capital expenditures	1,691	3,725	6,635	15,231
Free cash flow	$9,740	$9,844	$11,843	$9,193
EXHIBIT 4: Net cash

We define net cash as total cash and cash equivalents less debt.

	March 31,	June 30,
($000s)	2024	2023
Cash and cash equivalents	$50,665	$57,429

Debt
Current	$585	$413
Non-current	820	600
Total debt	$1,405	$1,013
Net cash	$49,260	$56,416